Calculation of Filing Fee Tables
S-8
Super League Enterprise, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.001 par value per share: To be issued under the 2025 Omnibus Equity Incentive Plan	Other	75,000	$ 4.12	$ 309,000.00	0.0001531	$ 47.31
Total Offering Amounts:						$ 309,000.00		$ 47.31
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 47.31
Offering Note
[1]	(1) Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement on Form S-8 (the "Registration Statement") also covers an indeterminate number of shares of common stock, $0.01 par value per share ("Common Stock"), of Super League Enterprise, Inc. (the "Registrant") that may be offered or issued by reason of stock splits, stock dividends or similar transactions. (2) Represents 75,000 shares of Common Stock reserved for future issuance under Super League Enterprise, Inc. 2025 Omnibus Equity Incentive Plan. (3) Estimated solely for purposes of calculating the registration fee pursuant to Securities Act Rule 457(c) and (h) based on the average of the high and low prices of the Registrant's Common Stock reported on the Nasdaq Capital Market on August 7, 2025.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A